Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is made effective as of January 9, 2009, between bebe stores, inc., a California corporation (the “Company”), and Gregory Scott (“Executive”).

RECITALS

A.                                   Executive serves as the Company’s Chief Executive Officer, and his employment with the Company will terminate effective as of January 9, 2009 (the “Termination Date”).

B.                                     The parties wish to enter into this Agreement to set forth the terms and conditions related to Executive’s termination of employment with the Company.

AGREEMENT

NOW, THEREFORE, in consideration of good and valuable consideration the receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.                                       Termination; Accrued Obligations.  Executive acknowledges that his employment with the Company will end effective as of the Termination Date.  The Company shall pay Executive, within three days after the Termination Date, all accrued but unpaid salary, and all accrued and unused vacation earned through the Termination Date, subject to any applicable withholding required under federal, state or local law.  Executive is entitled to these amounts regardless of whether Executive revokes this Agreement (as described in Section 5(e) below).

2.                                       Severance Benefits.  The Company agrees that Executive shall be entitled to receive the following benefits, provided that Executive does not revoke the Agreement as described in Section 5(e) below:

(a)                                  Severance Payments.  The Company shall provide Executive with severance payments in an aggregate amount equal to $600,000, which is Executive’s current annual base salary.  The severance payments shall be paid in equal increments over the twelve (12) month period following the Termination Date (the “Salary Continuation Period”) in accordance with the Company’s normal payroll procedures.

(b)                                 Continued Health Care Benefits.  The Company shall maintain in full force and effect for the continued benefit of Executive during the Salary Continuation Period, medical and dental insurance (including coverage for Executive’s dependents to the extent dependent coverage is provided by the Company for its employees generally) under such plans and programs in which Executive was entitled to participate immediately prior to the Termination Date, provided that Executive’s continued participation is possible under the general terms and provisions of such plans and programs.  In the event that participation in any such plan or program is not permitted, the Company shall arrange to provide Executive with medical and dental insurance benefits at the Company’s expense during the Salary Continuation Period substantially similar to those which Executive would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred.

(c)                                  Stock Option.  As of the Termination Date, Executive shall (i) become fully vested with respect to any previously unvested portion of the option to purchase 100,000 shares of the Company’s common stock which was previously granted to Executive on September 8, 2008 (the “Stock Option”), and (ii) the Stock Option shall remain exercisable until the date occurring one year after the Termination Date.

(d)                                 Withholding.  Executive understands and agrees that all payments under Section 2 of this Agreement will be subject to any applicable withholding required under federal, state or local law.

3.                                       Section 409A.  This Agreement shall be administered and interpreted to maximize the short-term deferral exception to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Executive shall not, directly or indirectly, designate the taxable year of a payment made under this Agreement.  Any payment under this Agreement that is paid within the short-term deferral period (within the meaning of Code Section 409A and Treas. Reg. §1.409A-1(b)(4)) shall be treated as a short term deferral and not aggregated with other plans or payments.

4.                                       General Release.  In exchange for the severance payments and benefits provided for in Section 2, Executive releases and forever discharges the Company and each of its subsidiaries, affiliates, officers, directors, employees, and agents and all of their predecessors and successors (“Releasees”) from any and all claims that legally can be released that Executive may have against the Releasees, whether known or unknown, arising out of Executive’s employment with the Company or the termination of that employment.  This waiver and release of claims is full and complete, and includes, without limitation, any claim of constructive discharge, harassment, or wrongful termination, any claims under Title VII of the 1964 Civil Rights Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Family Rights Act, the Employee Retirement Income Security Act, the state and federal Worker Adjustment Retraining and Notification Acts, or any other applicable federal, state, or local law, rule, regulation or order, claims for breach of contract or covenant, whether express or implied, negligent or intentional infliction of emotional distress, misrepresentation, fraud, breach of statute or public policy, defamation, or any claims alleging tort or other wrongful conduct under common law, as well as any claim for additional compensation in any form, including salary, bonus or incentive compensation, sick leave benefits, vacation benefits, compensatory time, severance pay,  or otherwise and all other claims of any kind arising out of my employment, including claims for attorney’s fees and costs.  The matters that are the subject of the release referred to in this Section shall be referred to collectively as the “Released Matters”.

Notwithstanding the foregoing, Executive does not release the following claims and rights:  (a) Executive’s rights under this Agreement; (b) any claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law; (c) Executive’s right, if any, to indemnity pursuant to the California Labor Code; or (d) any other claims determined by law to be non-waivable.

5.                                       Acknowledgements Related to ADEA.  Executive understands and acknowledges that:

(a)                                  This Agreement constitutes a voluntary waiver of any and all rights and claims he has against the Company as of the date of the execution of this Agreement, including rights or claims arising under the federal Age Discrimination in Employment Act, 29 U.S.C. 621, et seq.

(b)                                 He has waived rights or claims pursuant to this Agreement and in exchange for consideration, the value of which exceeds payment or remuneration to which Executive was already entitled.

(c)                                  He is hereby advised that he may consult with an attorney of his choosing concerning this Agreement prior to executing it.

(d)                                 He has been afforded a period of at least twenty one (21) days to consider the terms of this Agreement, and in the event he should decide to execute this Agreement in fewer than twenty one (21) days, he has done so with the express understanding that he has been given and declined the opportunity to consider this Agreement for a full twenty one (21) days, and waives the balance of the twenty-one (21) day period.

(e)                                  He may revoke this Agreement at any time during the seven (7) days following the date of execution of this Agreement by providing written notice to an authorized representative of the Company, and this Agreement shall not become effective or enforceable until such revocation period has expired.  Executive understands that if he revokes this Agreement, he shall not be entitled to any of the benefits provided by this Section 2 of this Agreement.

6.                                       California Section 1542 Waiver.  Executive acknowledges that he has read the provisions of California Civil Code Section 1542, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known to him or her must have materially affected his or her settlement with the debtor.

and that he expressly waives, relinquishes and forfeits all rights and benefits accorded by the provisions of California Civil Code Section 1542 with respect to the Released Matters.

7.                                       Executive Representations.  Executive warrants and represents that (a) he has not initiated any adversarial proceedings of any kind against the Company or any other Releasee, (b) he has been paid all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to him, except as described in this Agreement, and (c) he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or the California Family Rights Act.

8.                                       Non-Solicitation of Employees.  Executive agrees that, for the period beginning on the Termination Date and ending one year thereafter, Executive will not, in any capacity, either directly or indirectly, recruit, solicit, or induce, or attempt to induce any employee of Company or any of its affiliates to terminate his or her employment with Company or such affiliate and will not assist any third party in undertaking any of the foregoing; provided, however, that  a general advertisement to which an employee of the Company (or an affiliate of the Company) responds shall in no event be deemed to result in a breach of this Section.

9.                                       Successors.  This Agreement establishes contract rights which shall be binding upon, and shall inure to the benefit of, the successors, assigns, heirs and legal representatives of the parties hereto.

10.                                 Severability.  Should any provision of this Agreement, or any clause hereof, be held to be invalid, illegal or unenforceable, in whole or in part, the remaining provisions and clauses of this Agreement shall remain fully enforceable and binding on the parties.

11.                                 Modification and Waiver.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether of not similar) nor shall such waiver constitute a continuing waiver.

12.                                 Choice of Law.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles.

13.                                 Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and shall supersede all prior or contemporaneous written or oral agreements concerning such subject matter.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first written above.

bebe stores, inc.

By:	/s/ Barbara Bass

Its:	Director and Compensation Committee Chair

EXECUTIVE:

/s/ Gregory Scott
Gregory Scott